Exhibit (k)(5)

SELECTED DEALER AGREEMENT

COVERING SHARES OF BENEFICIAL INTEREST IN

PARAMOUNT ACCESS FUND

AND

PARAMOUNT INSTITUTIONAL ACCESS FUND

BETWEEN

EACH FUND

AND

(NAME OF SELECTED DEALER)

The Selected Dealer named above and Paramount Access Fund and Paramount Institutional Access Fund (each, a “Fund” and together, the “Funds”), agree to the terms and conditions set forth in this agreement.

Selected Dealer Signature	PARAMOUNT ACCESS FUND

Principal Officer	Authorized Signatory

PARAMOUNT INSTITUTIONAL ACCESS FUND

Address

Authorized Signatory

Employer Identification No.

Date

          The Selected Dealer and the Funds agree as follows in connection with the offering of Units of each Fund:

1.
The Selected Dealer agrees to use reasonable efforts to solicit and receive offers to purchase Units upon the terms and conditions set forth in this Agreement. Units may be offered during an initial offering period (the “Offering Period”) that commences, with respect to the Selected Dealer, on the date of this Agreement, and for additional offering periods thereafter, and will terminate on a date that the Funds shall determine and provide by notice to the Selected Dealer. The Funds may extend the Offering Period or commence one or more new Offering Periods in its sole discretion and will notify the Selected Dealer to such effect.

2.
An order for Units of each Fund will be confirmed only as described in the Fund’s private placement memorandum (plus a maximum sales load determined as set forth in the prospectus of the Fund) and at such time as the Fund determines.

3.
The minimum order size is set forth in the private placement memorandum. All orders are subject to acceptance or rejection by each Fund in its sole discretion. Without limitation to the foregoing, each Fund reserves the right to reject any order or portion thereof as to which the Selected Dealer is unable to deliver a certificate in the form attached hereto as Exhibit A. The Selected Dealer understands that the Funds do not have any obligation or intention to purchase any Units from the Selected Dealer at any price, except that the Fund intends to make periodic repurchase offers as described in its private placement memorandum. Any representation as to a tender offer by a Fund, other than that which is set forth in the Fund’s then current private placement memorandum, is expressly prohibited. The Selected Dealer hereby covenants that it (i) will sell Units only in the manner and subject to the conditions and limitations set forth in the Fund’s private placement memorandum and (ii) will offer and sell Units only to persons who the Selected Dealer reasonably believes are “accredited investors,” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

4.
(a) The Selected Dealer shall remit the purchase price, excluding the applicable up-front sales load as set forth in the private placement memorandum, for all Unit orders to the Fund as directed from time to time.

(b) The Selected Dealer agrees to provide to its customers who own Units the shareholder services specified in Schedule A hereto. In consideration for providing such shareholder services, each Fund agrees to pay to the Selected Dealer the ongoing Unitholder Servicing Fee specified in Schedule A.

5.	No up-front sales load will be paid to the Selected Dealer for the investment of dividends and distributions in additional Units.

6.
By signing this Agreement, the Selected Dealer warrants that it is a member of the FINRA, and agree that termination of such membership at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 10 hereof. Each party further agrees to comply with all applicable rules and regulations of the FINRA and specifically to observe the following provisions:

(a)	The Selected Dealer shall not withhold placing customers’ orders for Units so as to profit itself as a result of such withholding.

(b)	The Selected Dealer shall not purchase Units other than for investment, except for the purpose of covering purchase orders already received.

7.
The Selected Dealer shall be solely responsible for making all determinations pursuant to FINRA Rule 2310 as to the suitability of Units for each customer to whom it recommends Units. In connection with the offer and sale of Units, the Selected Dealer agrees to remain in compliance with all applicable laws, rules and regulations throughout the duration of this Agreement, including all applicable Federal and State securities laws, and any anti-money laundering statutes and OFAC regulations. The Selected Dealer will obtain the true identity of each prospective investor (including any beneficial owners thereof) and the Selected Dealer will make reasonable inquiry into the sources of funds used to purchase Units in the Fund.

8.
The Selected Dealer is not for any purposes employed or retained as or authorized to act as broker, agent or employee of either Fund, and the Selected Dealer is not authorized in any manner to act for the Funds or to make any representations on behalf of the Funds. In selling Units under this Agreement, the Selected Dealer shall be entitled to rely only upon matters stated in the current offering private placement memorandum of each Fund and upon such written representations, if any, as may be made by the Funds to the Selected Dealer.

9.
During the Offering Period, the Funds will furnish to the Selected Dealer, without charge, reasonable quantities of the current private placement memorandum of the Funds and sales material issued from time to time by the Funds. The Selected Dealer will not alter such materials in any way or use any other materials to market the Units.

The Selected Dealer agrees to deliver to each of its customers making purchases of Units a copy of each Fund’s then-current private placement memorandum prior to the time of offering or sale. The Selected Dealer also agrees, as applicable, to provide to its customers making purchases of Units a confirmation in the form, at the time and as otherwise required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

10.
Any party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the fifth day following the date on which such notice was given. The Funds may modify this Agreement at any time by written notice to the Selected Dealer. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid to the other party at his or its address as shown herein.

11.
No party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

12.
The Selected Dealer agrees to indemnify, defend and hold harmless each Fund and their predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent and each person who controls or is controlled by the Funds from any and all losses, claims, liabilities, costs, and expenses, including attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract, related to the offer or sale by the Selected Dealer of Units pursuant to this Agreement; or (ii) the breach by the Selected Dealer of any of its representations and warranties specified herein or the Selected Dealer’s failure to comply with the terms and conditions of this Agreement.

The Funds agree to indemnify, defend and hold harmless the Selected Dealer and its predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent, and each person who controls or is controlled by the Selected Dealer, from any and all losses, claims, liabilities, costs, and expenses, including attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violations of any statute or regulation (including, without limitation, the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract by the Funds; (ii) any alleged untrue statement of a material fact contained in any currently effective (when used) registration statement of the Funds (including any prospectus or statement of additional information which is part of any such registration statement) or any amendment or supplement thereto or in any written sales materials provided by the Fund, or the alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading; or (iii) the breach by a Fund of any of its representations and warranties specified herein or a Fund’s failure to comply with the terms and conditions of this Agreement.

13.
This Agreement shall be construed in accordance with the laws of the State of Texas without regard to conflicts of law principles and shall be binding upon both parties hereto when signed by each Fund and by the Selected Dealer in the spaces provided on the cover of this Agreement. This Agreement shall not be applicable to Units of the Fund in any jurisdiction in which such Units are not qualified for sale. The Funds will provide the Selected Dealer with a list of the states and other jurisdictions in which the Units have been qualified for sale.

SCHEDULE A

Unitholder Services

The following services constitute the shareholder services that may be provided pursuant to Paragraph 4(b) of this Agreement:

•
handling inquiries from your customers who own Units of the Funds, including but not limited to questions concerning their investments in the Funds, and reports and tax information provided by the Funds;

•	assisting in the enhancement of relations and communication between Unitholders and the Funds;

•	assisting in the establishment and maintenance of Unitholders' accounts with the Funds;

•	assisting in processing repurchase requests from Unitholders;

•	assisting in the maintenance of Fund records containing Unitholders information, such as changes of address; and

•	providing such other similar services as the Funds may reasonably request to the extent that the Selected Dealer is permitted to do so under applicable statutes, rules and regulations.

Unitholder Servicing Fee Pursuant to Paragraph 4(b)

The Selected Dealer shall be paid by the Fund a Unitholder Servicing Fee at the annual rate of 0.[   ]% of the aggregate value of Units held by customers of the Selected Dealer who it has referred to a Fund. The Unitholder Servicing Fee shall be calculated monthly and paid quarterly based upon the average month-end value of Units held by customers of the Selected Dealer during the quarter, and shall be payable as soon as reasonably practicable, but not later than 45 days, after the end of such calendar quarter. The Unitholder Servicing Fee shall be pro-rated for Units that are purchased by a customer or repurchased by the Funds other than at the end of a calendar quarter, based on the number of months during the quarter such Units were outstanding and the value of such Units as of the last business day of the quarter, in the case of Units that have been purchased by customers, and the value of such Units as of the date of repurchase, in the case of Units that have been repurchased by the Funds.